Horizon Technology Finance Announces

Monthly Dividends for January, February and March 2013

FARMINGTON, Conn., November 28, 2012 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, announced today that its Board of Directors declared monthly dividends of $0.115 per share for each of January, February and March 2013. These monthly dividends, which will be payable as set forth in the table below, total $0.345 per share for the first quarter of 2013. Including the monthly dividends declared for the first quarter of 2013, Horizon will have declared $3.545 per share in cumulative dividends since its October 2010 initial public offering.

Summary of First Quarter 2013 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/27/2012	12/18/2012	12/20/2012	1/15/2013	$0.115
11/27/2012	1/16/2013	1/18/2013	2/15/2013	$0.115
11/27/2012	2/19/2013	2/21/2013	3/15/2013	$0.115
	Total for First Quarter 2013:			$0.345

“Our new dividend strategy is designed to pay monthly dividends that are covered by net investment income over time,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “Our approach to sharing 2011 net realized gains was to pay out a substantial portion of those gains through incremental cash distributions to our stockholders over and above net investment income levels. With nearly 80% of those gains now paid to our stockholders, we believe now is an appropriate time to implement our new dividend strategy to more closely align dividends with net investment income. We will retain the remaining realized gains as well as future warrant gains as undistributed income or ‘spillover income’ for future payout consideration.”

When declaring dividends, the Horizon Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Horizon maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Horizon declares a dividend, our stockholders who have not "opted out" of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Horizon has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Horizon’s common stock on a specified valuation date for each dividend as determined by Horizon’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs, which are borne by Horizon.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol, “HRZN.” In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com